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                                  Exhibit 99.1
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FOR IMMEDIATE RELEASE
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                      GEON TO MARKET ANALYTICAL AND TESTING
                       CAPABILITIES THROUGH NEW SUBSIDIARY

AVON LAKE, Ohio, July 21, 1997 -- The Geon Company today announced that it has formed a wholly owned subsidiary, Polymer Diagnostics Incorporated. This new business venture will allow clients to take advantage of Geon's state-of-the-art research and testing facilities. The new subsidiary will market these capabilities to customers, suppliers, academic institutions and other companies that require testing and problem-solving skills in the area of polymer sciences.

"During the past four years, we have used our internal polymer problem-solving expertise to improve Geon. Now we can offer clients the same opportunity," said Donald P. Knechtges, senior vice president, business and technology development. "Geon has always had an excellent reputation within our industry in the area of analytical and testing services. This move will allow us to create a new business around one of our core competencies."

Some of the testing and services provided include mechanical and physical properties, chemical identity analyses including specialized spectrographic methods, X-ray and trace metals analyses, failure analyses, particle size measurements, thermal analyses, and both laboratory and full-scale fire science and flammability testing.

The new subsidiary will be headquartered in a separate facility at Geon's Avon Lake, Ohio, site and will utilize state-of-the-art equipment and resources which are part of Geon's research and development function. The testing laboratories are ISO-certified, including the physical-testing laboratory, which achieved an ISO 9002 rating and accreditation by the American Association for Laboratory Accreditation. In addition to routine and non-routine testing, the new venture will offer unique polymer and related materials problem-solving capabilities.

The Geon Company is one of the largest suppliers of polyvinyl chloride (PVC) resins in North America and is the world's largest merchant provider of PVC compounds. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries have 13 manufacturing plants in the United States, Canada and Australia, and joint ventures in Europe and Southeast Asia.

For information about this new testing service, call Dr. Charles Daniels at 216-930-1880. For media and investor inquiries, contact Dennis Cocco, director of corporate and investor affairs, at 216-930-1538.

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